Exhibit 99.1

ALTRIA REPORTS 2009 SECOND-QUARTER RESULTS

•	Altria’s 2009 second-quarter reported diluted earnings per share up 8.9% to $0.49 versus $0.45 in the second quarter of 2008

•	Altria’s 2009 second-quarter adjusted diluted earnings per share up 8.7% to $0.50 versus $0.46 in the second quarter of 2008

•	Altria raises 2009 full-year guidance for reported diluted earnings per share from continuing operations from a range of $1.47 to $1.52 to a range of $1.51 to $1.56

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Altria raises 2009 full-year guidance for adjusted diluted earnings per share from continuing operations from a range of $1.70 to $1.75 to a range of $1.72 to $1.77, representing a growth rate of 4% to 7% from an adjusted base of $1.65 per share in 2008

•	Cigarettes segment’s operating companies income up 7.4% on an adjusted basis and 6.7% on a reported basis versus the second quarter of 2008

RICHMOND, Va. July 22, 2009 – Altria Group, Inc. (Altria) (NYSE: MO) today announced 2009 second-quarter reported diluted earnings per share (EPS) of $0.49 versus $0.45 in the second quarter of 2008, up 8.9% versus the prior-year period. Reported results reflect higher operating companies income (OCI) from cigarettes and financial services, as well as the OCI contribution from the UST LLC (UST) acquisition, higher earnings from Altria’s equity investment in SABMiller plc (SABMiller) and lower general corporate expenses. These factors were partially offset by higher interest expense and lower OCI from cigars versus the prior-year period. Altria’s adjusted 2009 second-quarter diluted EPS increased 8.7% to $0.50 versus $0.46 in the second quarter of 2008 as shown in Table 1 below.

For the first half of 2009, Altria’s reported diluted EPS from continuing operations increased 5.5% to $0.77 versus $0.73 in the prior-year period. Altria’s adjusted diluted EPS from continuing operations for the first six months of 2009 increased 8.5% to $0.89 versus $0.82 in the first six months of 2008 as shown in Table 1 below.

“Altria delivered strong adjusted earnings per share growth in the second quarter,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “Our cigarette business performed exceptionally well, delivering excellent financial results in a challenging

6601 West Broad Street, Richmond, VA 23230

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environment that included a significant increase in the federal excise tax. Our cost savings programs remained on track and the UST integration continued to proceed smoothly. We also remain encouraged by the initial results to enhance the value equation of U.S. Smokeless Tobacco Company’s premium moist smokeless tobacco portfolio.”

“We are raising our 2009 full-year earnings per share guidance on both a reported and an adjusted basis given Altria’s strong first-half business performance,” Mr. Szymanczyk said.

Table 1 - Altria’s Adjusted Second-Quarter and First-Half Results Excluding Special Items

	Second Quarter			Six Months Ended June 30
	2009	2008	Change	2009	2008	Change
Reported diluted EPS from continuing operations	$0.49	$0.45	8.9%	$0.77	$0.73	5.5%
Exit, integration and implementation costs	0.03	0.01		0.08	0.09
Gain on sale of corporate headquarters building	—	—		—	(0.12)
Loss on early extinguishment of debt	—	—		—	0.12
UST acquisition-related costs*	—	—		0.06	—
SABMiller gains on issuances of common stock	(0.06)	—		(0.06)	—
SABMiller intangible asset impairments	0.04	—		0.04	—

Adjusted diluted EPS from continuing operations	$0.50	$0.46	8.7%	$0.89	$0.82	8.5%

*	Excludes exit and integration costs

Cost Management

Altria and its companies achieved $25 million in cost savings in the second quarter of 2009 and $165 million in savings through the first six months of 2009. Altria expects to achieve approximately $695 million in additional cost savings by 2011 for total cost reductions of $1.5 billion versus 2006, as shown in Table 2 below.

Philip Morris USA (PM USA) is planning to cease production at its Cabarrus cigarette manufacturing facility and complete the consolidation of manufacturing capacity into its Richmond facility by the end of July 2009. PM USA first announced in June 2007 that it would be closing the Cabarrus facility. That decision was made to address manufacturing overcapacity

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resulting from ongoing declines in U.S. cigarette volume and reduced contract manufacturing for Philip Morris International (PMI). The company expects to complete the de-commissioning of the Cabarrus facility during 2010.

The Cabarrus facility closure is part of PM USA’s Manufacturing Optimization Program, which is expected to deliver ongoing annual savings of $188 million by 2011. Altria incurred pre-tax charges of $47 million in the second quarter and $84 million in the first six months of 2009 for exit and implementation costs related primarily to this initiative. Altria expects to incur pre-tax charges of approximately $175 million in the second half of 2009 and $35 million in 2010 related primarily to this initiative.

Table 2 - Altria and its Operating Companies Cost Reduction Initiatives

($ in Millions)

	Cost Savings Achieved		Additional Cost Savings Expected by	Total Cost Savings Expected
	2007 through Q1 2009	Q2 2009	2011
Corporate expense and SG&A	$780	$25	$507	$1,312
Manufacturing optimization program	—	—	188	188

Totals	$780	$25	$695	$1,500

Note: Altria expects to generate an estimated $300 million in UST integration cost savings by 2011. UST integration costs savings are included in the Corporate Expense and SG&A line item beginning in 2009.

UST Integration Update

The UST integration is currently on schedule and within budget, and Altria expects to absorb substantially all of the costs related to the UST acquisition in 2009. In the first six months of 2009, Altria incurred $326 million in acquisition-related charges as well as restructuring and integration costs, which includes pre-tax charges of $43 million in the second quarter. Altria expects to incur additional integration and restructuring charges of approximately $117 million in the second half of 2009 and $40 million in 2010.

Altria expects the UST acquisition to be accretive to its adjusted diluted earnings per share in 2010. Altria believes the acquisition may be accretive in 2009, depending upon the timing of the realization of integration cost savings, brand responsiveness to investment spending and moist smokeless category growth trends.

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2009 Full-Year Earnings Per Share Guidance

On a reported basis, Altria raises 2009 full-year guidance for reported diluted earnings per share from continuing operations from a range of $1.47 to $1.52 to a range of $1.51 to $1.56, reflecting higher projected earnings from continuing operations as well a $0.02 net gain in SABMiller related items. This revised forecast includes estimated net charges of $0.21 per share related to exit, integration and implementation costs, UST acquisition-related costs, SABMiller intangible asset impairments, and gains resulting from SABMiller’s issuances of common stock.

Altria raises 2009 full-year guidance for adjusted diluted earnings per share from continuing operations from a range of $1.70 to $1.75 to a range of $1.72 to $1.77, representing a growth rate of 4% to 7% from an adjusted base of $1.65 per share in 2008. This revised forecast reflects higher projected earnings from continuing operations. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections. A reconciliation of reported and adjusted diluted earnings per share from continuing operations is shown in Table 3 below.

Table 3 - Altria’s Full-Year EPS Forecast Excluding Special Items

	Full Year
	2009	2008	Change
Reported diluted EPS from continuing operations	$1.51 to $1.56	$1.48	2% to 5%
Exit, integration and implementation costs	0.17	0.15
Gain on sale of corporate headquarters building	—	(0.12)
Loss on early extinguishment of debt	—	0.12
Tax items	—	(0.03)
UST acquisition-related costs*	0.06	0.02
SABMiller gains on issuances of common stock	(0.06)	—
SABMiller intangible asset impairments	0.04	0.03

Adjusted diluted EPS from continuing operations	$1.72 to $1.77	$1.65	4% to 7%

*	Excludes exit and integration costs

Conference Call

A conference call with the investment community and news media will be webcast on July 22, 2009 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com.

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ALTRIA GROUP, INC.

Altria’s management reviews OCI, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations because such items can obscure underlying business trends. Management believes it is appropriate to disclose these measures to help investors analyze underlying business performance and trends. Such adjusted measures are regularly provided to management for use in the evaluation of segment performance and allocation of resources. For a reconciliation of OCI to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release. All references in this news release are to continuing operations, unless otherwise noted.

As a result of the spin-off of PMI in the first quarter of 2008, our reported results reflect PMI as a discontinued operation for the six months ending June 30, 2008. Revenues and OCI for PMI are therefore excluded from Altria’s continuing results.

Altria’s reporting segments are Cigarettes, manufactured by PM USA; Smokeless Products, manufactured by U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; Cigars, manufactured by John Middleton Co. (Middleton); Wine, produced by Ste. Michelle Wine Estates (SMWE); and Financial Services, provided by Philip Morris Capital Corporation (PMCC).

Altria’s 2009 Second-Quarter

For the second quarter of 2009, Altria’s net revenues increased 32.9% to $6.7 billion reflecting higher pricing related primarily to the federal excise tax (FET) increase, and the acquisition of UST. Operating income increased 25.0% to $1.7 billion due primarily to higher OCI from cigarettes and financial services, as well as the OCI contribution from the UST acquisition and lower general corporate expenses. Net earnings attributable to Altria increased 8.6% to $1.0 billion due to higher operating income and higher earnings from Altria’s equity investment in SABMiller, partially offset by higher interest expense related to the debt issued in connection with the UST acquisition.

For the first half of 2009, Altria’s net revenues increased 18.8% to $11.2 billion reflecting higher pricing related primarily to the FET increase, and the acquisition of UST. Operating

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income increased 12.3% to $2.9 billion due primarily to higher OCI from cigarettes and financial services, as well as the OCI contribution from the UST acquisition and lower corporate expenses, partially offset by the 2008 gain on the sale of the corporate headquarters building and UST acquisition-related transaction costs. Earnings from continuing operations increased 3.6% to $1.6 billion due primarily to higher operating income and a 2008 loss on the early extinguishment of debt in connection with the PMI spin-off, partially offset by higher interest expense related to the debt issued in connection with the UST acquisition. Net earnings attributable to Altria, which includes PMI as a discontinued operation in 2008, decreased 52.7% to $1.6 billion.

CIGARETTES

Business Results

Second quarter and first-half of 2009 cigarettes segment results were impacted by the April 1, 2009 FET increase on tobacco products. Second-quarter net revenues for cigarettes increased 22.5% to $6.0 billion due primarily to higher pricing related to the FET increase. Revenues net of excise taxes decreased 2.1% to $4.0 billion due primarily to lower volume. Adjusted revenues net of excise taxes and contract volume manufactured for PMI in 2008 increased 0.6% to $4.0 billion. For the first six months of 2009, net revenues increased 8.4% to $9.9 billion, and revenues net of excise taxes decreased 4.1% to $7.2 billion. Adjusted revenues net of excise taxes and contract volume manufactured for PMI in 2008 decreased 2.7% to $7.2 billion. Cigarettes segment revenues are summarized in Table 4 below.

Table 4 - Cigarettes: Revenues ($ in Millions)

	Second Quarter			Six Months Ended June 30
	2009	2008	Change	2009	2008	Change
Net Revenues	$6,024	$4,916	22.5%	$9,920	$9,149	8.4%

Excise taxes on cigarettes	(2,052)	(859)		(2,732)	(1,650)

Revenues net of excise taxes	3,972	4,057	(2.1)%	7,188	7,499	(4.1)%

Revenues for contract volume manufactured for PMI	—	(107)		—	(110)

Adjusted revenues net of excise taxes/contract volume for PMI	$3,972	$3,950	0.6%	$7,188	$7,389	(2.7)%

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Reported OCI for cigarettes increased 6.7% to $1.4 billion in the second quarter of 2009, and 8.1% to $2.6 billion in the first half of 2009 versus the prior-year periods. Reported OCI results for the three- and six-month periods reflect higher list prices, partially offset by lower volume and higher costs related primarily to the previously announced closure of the Cabarrus manufacturing facility. Excluding the exit and implementation costs, adjusted OCI increased by 7.4% to $1.5 billion in the second quarter of 2009 and 8.8% to approximately $2.7 billion in the first six months of 2009, as shown in Table 5 below.

Table 5 - Cigarettes: OCI ($ in Millions)

	Second Quarter			Six Months Ended June 30
	2009	2008	Change	2009	2008	Change
Reported OCI	$1,426	$1,337	6.7%	$2,569	$2,377	8.1%
Exit and integration costs	47	35		84	61

Adjusted OCI	$1,473	$1,372	7.4%	$2,653	$2,438	8.8%

Adjusted OCI margin*	37.1%	34.7%	2.4 pp	36.9%	33.0%	3.9 pp

*	Adjusted OCI margins are calculated as adjusted OCI, divided by adjusted revenues net of excise tax and contract volume manufactured for PMI.

In the first quarter of 2009, PM USA’s shipment volume was negatively impacted as wholesalers and retailers depleted their inventories of PM USA’s brands in anticipation of the FET increase. In the second quarter, the trade rebuilt their inventories of PM USA’s brands, though not back to their prior levels. PM USA’s second quarter domestic cigarette shipment volume of 40.6 billion units was 6.8% lower than the prior-year period, but was estimated to be down about 12% when adjusted for changes in trade inventories. Total cigarette industry volume was down an estimated 8% in the second quarter of 2009 when adjusted for trade inventory changes.

For the first half of 2009, PM USA’s domestic cigarette shipment volume of 75.0 billion units was 10.4% lower than the prior-year period, but was estimated to be down about 9% when adjusted for changes in trade inventories and calendar differences. Total cigarette industry volume was down an estimated 7% in the first six months of 2009 when adjusted for trade inventory changes and calendar differences. PM USA’s cigarette volume performance is summarized in Table 6 below. The difference in PM USA’s volume decline rate versus the total cigarette industry is due primarily to volume lost during the period of FET-related price gap dislocation and share losses on unsupported brands due to higher retail prices.

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Table 6 - Cigarettes: Volume (Units in Billions)

	Second Quarter			Six Months Ended June 30
	2009	2008	Change	2009	2008	Change
Marlboro	34.6	36.7	(5.7)%	63.7	69.9	(8.9)%
Parliament	1.1	1.3	(14.1)%	2.0	2.6	(24.3)%
Virginia Slims	1.5	1.6	(10.8)%	2.7	3.1	(14.1)%
Basic	2.5	3.0	(16.5)%	4.9	6.1	(19.3)%
Other	0.9	1.0	(4.9)%	1.7	2.0	(11.5)%

Total Cigarettes	40.6	43.6	(6.8)%	75.0	83.7	(10.4)%

Note: Volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, Duty Free and 2008 contract manufacturing for PMI; percent volume change calculation is based on units to the nearest million.

Marlboro’s retail share declined 0.6 share points in the second quarter of 2009 due primarily to increased competitive promotional activity in April and May, which widened the price gap between Marlboro and the lowest priced brands to about 50%. During April and May, the discount category’s retail share grew to 27.5%. As the quarter progressed, the price gaps closed to 40% by early June as the lowest priced brands’ retail prices increased. The closure of these price gaps, and changes to PM USA’s promotional programs in June, resulted in Marlboro sequentially gaining share throughout the month. Marlboro’s retail share at the end of June was the same as its share in the first quarter of 2009 at 42.4%. At the beginning of June, the discount category’s retail share reached 28.0% and ended the month at 26.8%.

For the first six months of 2009, Marlboro’s retail share was unchanged versus the prior-year period. PM USA’s promotional spending on a per pack basis was essentially the same in the first and second quarters of 2009. PM USA’s cigarette retail share performance is summarized in Table 7 below.

Marlboro Menthol’s retail share increased 0.4 share points to 5.6% in the second quarter of 2009. Additionally, at the end of the second quarter, PM USA began shipping a new menthol line extension, Marlboro Blend No. 54, to continue to build on Marlboro’s success in the menthol segment.

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Table 7 - Cigarettes: Retail Share (Percent)

	Second Quarter			Six Months Ended June 30
	2009	2008	Change	2009	2008	Change
Marlboro	41.2	41.8	(0.6) pp	41.9	41.9	0.0 pp
Parliament	1.7	1.9	(0.2) pp	1.7	1.9	(0.2) pp
Virginia Slims	1.8	2.0	(0.2) pp	1.9	2.0	(0.1) pp
Basic	3.5	3.9	(0.4) pp	3.5	3.9	(0.4) pp
Other	1.3	1.4	(0.1) pp	1.2	1.4	(0.2) pp

Total Cigarettes	49.5	51.0	(1.5) pp	50.2	51.1	(0.9) pp

Note: Retail share performance is based on data from the Information Resources, Inc. IRI/Capstone Integrated Retail Panel, which is a tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet and direct mail. Effective in the first quarter of 2009, cigarettes segment retail share results are based on a new retail tracking service, the IRI/Capstone Integrated Retail Panel. This new service was developed to provide a comprehensive measure of market share in retail outlets selling cigarettes similar to the previous service. Market share data for 2008 has been restated to reflect this new service.

SMOKELESS PRODUCTS

Business Results

Altria acquired UST and its smokeless tobacco business, USSTC, on January 6, 2009. As a result, USSTC’s financial results from January 6 through June 30, 2009 are included in Altria’s 2009 consolidated and segment results for the six months ending June 30, 2009. In addition, the smokeless products segment includes PM USA’s Marlboro smokeless products.

In the second quarter of 2009, net revenues for the smokeless products segment were $373 million, and revenues net of excise taxes were $349 million. For the first six months of 2009, net revenues were $671 million, and revenues net of excise taxes were $635 million.

Reported OCI in the second quarter and for the first six months of 2009 was negatively impacted by costs related primarily to the acquisition of UST, consisting of employee separation costs, integration costs and inventory adjustments, as well as costs associated with Marlboro smokeless products, and actions taken to enhance the value equation on USSTC’s moist smokeless tobacco (MST) brands. Excluding exit, integration and acquisition-related costs, adjusted OCI was $213 million in the second quarter and $339 million for the first six months of 2009 as shown in Table 8 below.

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Table 8 - Smokeless Products OCI ($ in Millions)

	Second Quarter of 2009	Six Months Ended June 30, 2009
Reported OCI	$177	$175
Exit and integration costs	35	151
UST acquisition-related costs	1	13

Adjusted OCI	$213	$339

USSTC’s second-quarter domestic MST shipment volume of 166.1 million cans was 3.4% lower than the prior-year period, but was estimated to be essentially flat when adjusted for trade inventory changes, the discontinuation of multi-pack deals and the discontinuation of its Rooster brand. The trade reduced inventory levels on USSTC’s products as the company transitioned from multi-pack deals to everyday low pricing, eliminating the need for promotional inventory.

For the first six months of 2009, USSTC’s domestic MST shipment volume of 317.6 million cans was 4.3% lower than the prior-year period, but was estimated to be down about 2% when adjusted for trade inventory changes related primarily to the FET increase, the discontinuation of multi-pack deals and the discontinuation of its Rooster brand. USSTC believes that the long-term growth rate for MST industry volume remains 6% to 7%. USSTC’s MST volume performance is summarized in Table 9 below.

Table 9 - Moist Smokeless Tobacco: Volume (Cans in Millions)

	Second Quarter			Six Months Ended June 30
	2009	2008	Change	2009	2008	Change
Copenhagen	71.1	71.7	(1.0)%	134.9	140.2	(3.8)%
Skoal	70.3	71.4	(1.5)%	131.8	137.2	(3.9)%
Red Seal/Other	24.7	28.9	(14.3)%	50.9	54.5	(6.6)%

Total MST	166.1	172.0	(3.4)%	317.6	331.9	(4.3)%

Note: Volume includes cans sold as well as promotional units, and excludes international volume. Volume from 2008 represents domestic volume shipped by USSTC prior to the UST acquisition. Additionally, six months ended June 30, 2009 includes 10.9 million cans of domestic volume shipped by USSTC prior to the UST acquisition. Percent volume change calculation is based on units to the nearest thousand.

USSTC’s total MST retail share in the second quarter of 2009 was down 1.1 share points versus the first quarter of 2009, primarily driven by USSTC’s discount brand portfolio, which

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declined 0.9 share points. USSTC enhanced the value equation on Copenhagen and Skoal with a list price reduction of 62 cents per can that was effective on March 29, 2009. USSTC’s premium retail share stabilized as it began and ended the second quarter of 2009 at the same level. Additionally, USSTC’s premium revenue share increased 6.6 share points versus the first quarter of 2009 as the company eliminated multi-pack deals. USSTC’s MST retail quarterly share results are summarized in Table 10 below.

Table 10 - Moist Smokeless Tobacco: Retail Share (Percent)

	2009
	Second-Quarter	First-Quarter	Change
Copenhagen	23.6	24.0	(0.4) pp
Skoal	25.0	24.8	0.2 pp

Premium MST	48.6	48.8	(0.2) pp
Red Seal/Other	7.5	8.4	(0.9) pp

Total MST	56.1	57.2	(1.1) pp

Note: Retail share performance (full quarterly results) is based on data from Information Resources, Inc., InfoScan Moist Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks MST market share performance. Q1 2009 retail share results from the IRI InfoScan service have been restated, due to IRI’s standard practice of periodically refreshing their syndicated services.

CIGARS

Business Results

In the second quarter of 2009, the cigars segment business results were impacted by the April 1, 2009 FET increase. Unlike cigarettes and moist smokeless tobacco, there was no floor tax associated with the FET increase for machine-made large cigars, and the trade accumulated inventories during the first quarter in advance of the FET increase. In the second quarter, the trade fully depleted this FET-related inventory. Additionally, the trade further reduced inventories in the second quarter as Middleton migrated to the Altria Sales & Distribution system, which benefited the trade by significantly reducing order delivery times.

In the second quarter of 2009, net revenues for the cigars segment increased 16.8% to $118 million, reflecting higher pricing related primarily to the FET increase. However, revenues net of excise taxes decreased 12.9% to $74 million, due primarily to lower volume. For the first six months of 2009, net revenues for cigars increased 21.4% to $233 million, reflecting higher pricing and excise taxes, and revenues net of excise taxes increased 7.5% to $173 million, due primarily to higher pricing. Revenues for cigars are summarized in Table 11 below.

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Table 11 - Cigars: Revenues ($ in Millions)

	Second Quarter			Six Months Ended June 30
	2009	2008	Change	2009	2008	Change
Net Revenues	$118	$101	16.8%	$233	$192	21.4%

Excise Taxes	(44)	(16)		(60)	(31)

Revenues net of excise taxes	$74	$85	(12.9)%	$173	$161	7.5%

Reported second quarter OCI for cigars decreased 28.0% versus the prior-year period to $36 million, due to lower volume, partially offset by higher pricing. Excluding integration costs, cigars OCI decreased 21.6% versus the prior-year period to $40 million. For the first six months of 2009, reported OCI for cigars declined 1.1% to $90 million. Excluding integration costs, cigars OCI increased 3.2% to $97 million as shown in Table 12 below.

Table 12 - Cigars: OCI ($ in Millions)

	Second Quarter				Six Months Ended June 30
	2009	2008	Change		2009	2008	Change
Reported OCI	$36	$50	(28.0)%		$90	$91	(1.1)%

Integration costs	4	1			7	3

Adjusted OCI	$40	$51	(21.6)%		$97	$94	3.2%

Adjusted OCI margin*	54.1%	60.0%	(5.9	) pp	56.1%	58.4%	(2.3	) pp

*	Adjusted OCI margins are calculated as adjusted OCI, divided by revenues net of excise taxes.

Middleton’s second-quarter cigar volume declined 23.8% versus the prior-year period to 270 million units, and for the first six months of 2009, Middleton’s cigar shipment volume declined 7.8% versus the prior-year period. Volume results in the three- and six-month periods were estimated to have grown moderately when adjusted for changes in trade inventories, calendar differences and the timing of promotional shipments. Middleton believes that the long-term growth rate for total machine-made large cigars industry volume remains 3% to 4%, however, the industry growth rate may have slowed in the second quarter. Volume for cigars is summarized in Table 13 below.

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Table 13 - Cigars: Volume (Units in Millions)

	Second Quarter			Six Months Ended June 30
	2009	2008	Change	2009	2008	Change
Black & Mild	263	344	(23.5)%	599	647	(7.4)%

Total Cigars	270	355	(23.8)%	615	667	(7.8)%

Note: Percent volume change calculation is based on units to the nearest hundred-thousand.

Middleton achieved a 31.0% retail share of the machine-made large cigars segment in the second quarter of 2009, up 2.6 share points versus the prior-year period. Second-quarter retail share for Black & Mild increased 2.7 share points versus the prior-year period to 30.4% of the machine-made large cigar segment. In the first half of 2009, Black & Mild’s retail share increased 1.9 share points versus the prior-year period. Retail share performance for cigars is summarized in Table 14 below.

Table 14 - Cigars: Retail Share (Percent)

	Second Quarter			Six Months Ended June 30
	2009	2008	Change	2009	2008	Change
Black & Mild	30.4	27.7	2.7 pp	29.2	27.3	1.9 pp

Total Cigars	31.0	28.4	2.6 pp	29.8	28.1	1.7 pp

Note: Retail share performance is based on data from Information Resources, Inc., InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Effective with the first quarter of 2009, cigar retail share results are based on a new retail tracking service provided by Information Resources, Inc. This new service was developed to provide a representation of retail business performance in key trade channels. Market share data for 2008 has been restated to reflect this new service.

In the second quarter, Middleton announced two new line extensions which it plans to ship to wholesale in the third quarter of 2009, Black & Mild Wood Tip Wine and a new non-tipped cigar product, Black & Mild Cigarillo, which will be test-marketed in the state of Georgia.

WINE

Business Results

Altria acquired UST and its premium wine business, SMWE, on January 6, 2009. As a result, SMWE’s financial results from January 6 through June 30, 2009 are included in Altria’s 2009 consolidated and segment results for the six months ending June 30, 2009.

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Net revenues for the wine segment in the second quarter of 2009 were $94 million. The wine segment’s reported second-quarter OCI was $9 million, which included integration and acquisition-related costs of $6 million. Adjusted for these costs, the wine segment’s second quarter OCI was $15 million. For the first six months of 2009, the wine segment’s reported OCI was $10 million, which included exit, integration and acquisition costs of $14 million. Adjusted for these costs, the wine segment’s OCI was $24 million for the six months ending June 30, 2009.

In the second quarter of 2009, SMWE’s wine shipment volume of 1.4 million cases was 1.5% lower than the prior-year period as wholesalers continued to reduce wine inventories. SMWE’s wine volume performance is summarized in Table 15 below.

Table 15 - Wine: Volume (Cases in Thousands)

	Second Quarter			Six Months Ended June 30
	2009	2008	Change	2009	2008	Change
Chateau Ste. Michelle	505	442	14.2%	875	840	4.2%

Columbia Crest	483	535	(9.6)%	886	981	(9.6)%

Other Wines	450	484	(7.0)%	856	911	(6.1)%

Total Wine	1,438	1,461	(1.5)%	2,617	2,732	(4.2)%

Note: Volume from 2008 represents domestic volume shipped by SMWE prior to the UST acquisition. Percent volume change calculation is based on units to the nearest hundred.

SMWE’s volume from wholesale to retail increased approximately 5% in the second quarter and first half of 2009, due primarily to higher off-premise channel volume that includes supermarkets and liquor stores, partially offset by lower on-premise channel volume that includes restaurants and bars. Retail volume, as measured by Nielsen Total Wine Database – U.S. Food & Drug, increased approximately 12% in the second quarter and first half of 2009 versus the prior-year periods.

FINANCIAL SERVICES

Business Results

Reported OCI for the financial services segment in the second quarter of 2009 increased $53 million versus the prior-year period to $83 million, due primarily to higher gains on asset sales, partially offset by a $15 million increase in the allowance for losses. The allowance for losses at the end of the second quarter was $315 million. For the first six months of 2009,

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reported OCI for the financial services segment increased $99 million versus the prior-year period to $203 million, due primarily to higher gains on asset sales.

PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

Altria’s Profile

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, SWME, and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. SMWE produces and markets premium wines sold under 20 different labels including Chateau Ste. Michelle, Columbia Crest, Stag’s Leap Wine Cellars and Erath, as well as exclusively distributes and markets Antinori products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the period ended March 31, 2009.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded

15

tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation, including the Family Smoking Prevention and Tobacco Control Act that granted the Food and Drug Administration broad authority to regulate tobacco products; privately imposed smoking restrictions; and governmental and grand jury investigations.

Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

There can be no assurance that Altria will achieve the synergies expected of the UST acquisition.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds. Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Contact:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

Source: Altria Group, Inc.

16

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended June 30,

(in millions, except per share data)

(Unaudited)

	2009	2008	% Change
Net revenues	$6,719	$5,054	32.9%
Cost of sales	2,138	2,168	(1.4)%
Excise taxes on products(*)	2,125	875	100%+

Gross profit	2,456	2,011	22.1%
Marketing, administration and research costs	688	576
Exit costs	37	18

Operating companies income	1,731	1,417	22.2%
Amortization of intangibles	3	1
General corporate expenses	50	73
Corporate exit costs	1	1

Operating income	1,677	1,342	25.0%
Interest and other debt expense, net	287	18
Earnings from equity investment in SABMiller	(217)	(147)

Earnings before income taxes	1,607	1,471	9.2%
Provision for income taxes	596	541	10.2%

Net earnings	1,011	930	8.7%
Net earnings attributable to noncontrolling interests	(1)	—

Net earnings attributable to Altria Group, Inc.	$1,010	$930	8.6%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.49	$0.45	8.9%
Diluted earnings per share attributable to Altria Group, Inc.	$0.49	$0.45	8.9%

Weighted average diluted shares outstanding	2,069	2,085	(0.8)%

(*)	The segment detail of excise taxes on products sold is shown in Schedule 2.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended June 30,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services		Total
2009	$6,024	$373	$118	$94	$110		$6,719
2008	4,916	—	101	—	37		5,054
% Change	22.5%	—	16.8%	—	100	%+	32.9%

Reconciliation:
For the quarter ended June 30, 2008	$4,916	$—	$101	$—	$37		$5,054

Operations	1,108	373	17	94	73		1,665

For the quarter ended June 30, 2009	$6,024	$373	$118	$94	$110		$6,719

(*) The detail of excise taxes on products sold is as follows:
2009	$2,052	$24	$44	$5	$—		$2,125
2008	$859	$—	$16	$—	$—		$875

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended June 30,

(dollars in millions)

(Unaudited)

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services		Total
2009	$1,426	$177	$36	$9	$83		$1,731
2008	1,337	—	50	—	30		1,417
% Change	6.7%	—	(28.0)%	—	100	%+	22.2%

Reconciliation:

For the quarter ended June 30, 2008	$1,337	$—	$50	$—	$30		$1,417
Exit costs - 2008	18	—	—	—	—		18
Integration costs - 2008	—	—	1	—	—		1
Implementation costs - 2008	17	—	—	—	—		17

	35	—	1	—	—		36

Exit costs - 2009	(15)	(22)	—	—	—		(37)
Integration costs - 2009	—	(13)	(4)	(1)	—		(18)
Implementation costs - 2009	(32)	—	—	—	—		(32)
UST acquisition-related costs - 2009	—	(1)	—	(5)	—		(6)

	(47)	(36)	(4)	(6)	—		(93)

Operations	101	213	(11)	15	53		371

For the quarter ended June 30, 2009	$1,426	$177	$36	$9	$83		$1,731

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Six Months Ended June 30,

(in millions, except per share data)

(Unaudited)

	2009	2008	% Change
Net revenues	$11,242	$9,464	18.8%
Cost of sales	3,908	4,055	(3.6)%
Excise taxes on products(*)	2,836	1,681	68.7%

Gross profit	4,498	3,728	20.7%
Marketing, administration and research costs	1,292	1,127
Exit costs	159	29

Operating companies income	3,047	2,572	18.5%
Amortization of intangibles	9	3
General corporate expenses	103	170
UST acquisition-related transaction costs	60	—
Gain on sale of corporate headquarters building	—	(404)
Corporate exit costs	7	248

Operating income	2,868	2,555	12.3%
Interest and other debt expense, net	623	2
Loss on early extinguishment of debt	—	393
Earnings from equity investment in SABMiller	(323)	(290)

Earnings from continuing operations before income taxes	2,568	2,450	4.8%
Provision for income taxes	968	906	6.8%

Earnings from continuing operations	1,600	1,544	3.6%
Earnings from discontinued operations, net of income taxes	—	1,901

Net earnings	1,600	3,445	(53.6)%
Net earnings attributable to noncontrolling interests	(1)	(61)

Net earnings attributable to Altria Group, Inc.	$1,599	$3,384	(52.7)%

Amounts attributable to Altria Group, Inc. stockholders:
Earnings from continuing operations	$1,599	$1,544	3.6%
Earnings from discontinued operations	—	1,840

Net earnings attributable to Altria Group, Inc.	$1,599	$3,384	(52.7)%

Per share data(**):
Basic earnings per share:
Continuing operations	$0.77	$0.74	4.1%
Discontinued operations	—	0.88

Net earnings attributable to Altria Group, Inc.	$0.77	$1.62	(52.5)%

Diluted earnings per share:
Continuing operations	$0.77	$0.73	5.5%
Discontinued operations	—	0.88

Net earnings attributable to Altria Group, Inc.	$0.77	$1.61	(52.2)%

Weighted average diluted shares outstanding	2,068	2,101	(1.6)%

(*)	The segment detail of excise taxes on products sold is shown in Schedule 5.

(**)	Basic and diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Six Months Ended June 30,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services		Total
2009	$9,920	$671	$233	$169	$249		$11,242
2008	9,149	—	192	—	123		9,464
% Change	8.4%	—	21.4%	—	100	%+	18.8%

Reconciliation:
For the six months ended June 30, 2008	$9,149	$—	$192	$—	$123		$9,464

Operations	771	671	41	169	126		1,778

For the six months ended June 30, 2009	$9,920	$671	$233	$169	$249		$11,242

(*) The detail of excise taxes on products sold is as follows:
2009	$2,732	$36	$60	$8	$—		$2,836
2008	$1,650	$—	$31	$—	$—		$1,681

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Six Months Ended June 30,

(dollars in millions)

(Unaudited)

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2009	$2,569	$175	$90	$10	$203	$3,047
2008	2,377	—	91	—	104	2,572
% Change	8.1%	—	(1.1)%	—	95.2%	18.5%

Reconciliation:
For the six months ended June 30, 2008	$2,377	$—	$91	$—	$104	$2,572

Exit costs - 2008	29	—	—	—	—	29
Integration costs - 2008	—	—	3	—	—	3
Implementation costs - 2008	32	—	—	—	—	32

	61	—	3	—	—	64

Exit costs - 2009	(34)	(123)	—	(2)	—	(159)
Integration costs - 2009	—	(28)	(7)	(2)	—	(37)
Implementation costs - 2009	(50)	—	—	—	—	(50)
UST acquisition-related costs - 2009	—	(13)	—	(10)	—	(23)

	(84)	(164)	(7)	(14)	—	(269)

Operations	215	339	3	24	99	680

For the six months ended June 30, 2009	$2,569	$175	$90	$10	$203	$3,047

Schedule 7

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Quarters Ended June 30,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2009 Net Earnings	$1,010	$0.49
2008 Net Earnings	$930	$0.45
% Change	8.6%	8.9%

Reconciliation:
2008 Net Earnings	$930	$0.45

2008 Exit, integration and implementation costs	24	0.01

2009 Exit, integration and implementation costs	(57)	(0.03)
2009 UST acquisition-related costs	(4)	—
2009 SABMiller gains on issuances of common stock	114	0.06
2009 SABMiller intangible asset impairments	(73)	(0.04)

	(20)	(0.01)

Change in tax rate	(6)	—
Operations	82	0.04

2009 Net Earnings	$1,010	$0.49

2009 Net Earnings Adjusted For Special Items	$1,030	$0.50
2008 Net Earnings Adjusted For Special Items	$954	$0.46
% Change	8.0%	8.7%

Schedule 8

ALTRIA GROUP, INC.

and Subsidiaries

Continuing Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Six Months Ended June 30,

(dollars in millions, except per share data)

(Unaudited)

	Continuing Earnings	Diluted E.P.S. (*)
2009 Continuing Earnings	$1,599	$0.77
2008 Continuing Earnings	$1,544	$0.73
% Change	3.6%	5.5%

Reconciliation:
2008 Continuing Earnings	$1,544	$0.73

2008 Exit, integration and implementation costs	196	0.09
2008 Gain on sale of corporate headquarters building	(263)	(0.12)
2008 Loss on early extinguishment of debt	256	0.12

	189	0.09

2009 Exit, integration and implementation costs	(162)	(0.08)
2009 UST acquisition-related costs	(121)	(0.06)
2009 SABMiller gains on issuances of common stock	114	0.06
2009 SABMiller intangible asset impairments	(73)	(0.04)

	(242)	(0.12)

Change in shares	—	0.01
Change in tax rate	(3)	—
Operations	111	0.06

2009 Continuing Earnings	$1,599	$0.77

2009 Continuing Earnings Adjusted For Special Items	$1,841	$0.89
2008 Continuing Earnings Adjusted For Special Items	$1,733	$0.82
% Change	6.2%	8.5%

(*)	Diluted earnings per share is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 9

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$544	$7,916
Inventories	1,881	1,069
Deferred income taxes	1,561	1,690
Other current assets	896	401
Property, plant and equipment, net	2,824	2,199
Goodwill and other intangible assets, net	17,147	3,116
Investment in SABMiller	4,780	4,261
Other long-term assets	1,138	1,080

Total consumer products assets	30,771	21,732
Total financial services assets	5,058	5,483

Total assets	$35,829	$27,215

Liabilities and Stockholders’ Equity
Short-term borrowings	$393	$—
Current portion of long-term debt	775	135
Accrued settlement charges	2,208	3,984
Other current liabilities	3,601	3,023
Long-term debt	11,184	6,839
Deferred income taxes	3,971	351
Accrued postretirement health care costs	2,352	2,208
Accrued pension costs	1,592	1,393
Other long-term liabilities	1,246	1,208

Total consumer products liabilities	27,322	19,141
Total financial services liabilities*	5,130	5,246

Total liabilities	32,452	24,387
Redeemable noncontrolling interest	32	—
Total stockholders’ equity	3,345	2,828

Total liabilities and stockholders’ equity	$35,829	$27,215

Total consumer products debt	$12,352	$6,974
Total debt	$12,852	$7,474

*	Includes $500 million of Eurodollar bonds that matured in July 2009.